Exhibit 8.1

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Re:	Agreement and Plan of Merger dated February 20, 2013

Ladies and Gentlemen:

We have acted as special counsel to LinnCo, LLC, a Delaware limited liability company (“LinnCo”), in connection with the proposed merger of Bacchus Merger Sub, Inc., a Delaware corporation (“Bacchus Merger Sub”) and a direct wholly-owned subsidiary of Bacchus Holdco, Inc., a Delaware corporation (“HoldCo”), with and into Berry Petroleum Company, a Delaware corporation (“Berry”), the proposed conversion of Berry into a Delaware limited liability company, the proposed merger of HoldCo with and into LinnCo Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of LinnCo (“LinnCo Merger Sub”) (such merger of HoldCo into LinnCo Merger Sub, the “LinnCo Merger”), and the proposed contribution by LinnCo of its membership interests in LinnCo Merger Sub to Linn Energy, LLC, a Delaware limited liability company (“Linn”). The foregoing transactions are being completed pursuant to the Agreement and Plan of Merger dated as of February 20, 2013 by and among Berry, HoldCo, Bacchus Merger Sub, LinnCo, LinnCo Merger Sub and Linn (the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-187484) (as amended through the date hereof, the “Registration Statement”) of LinnCo and Linn, including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of Berry, HoldCo and Bacchus Merger Sub and of LinnCo, LinnCo Merger Sub and Linn, each dated as of October 28, 2013 and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

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In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the LinnCo Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The LinnCo Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the LinnCo Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the LinnCo Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the LinnCo Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the Joint Proxy Statement/Prospectus constituting part of the Registration Statement, we are of the opinion that under current U.S. federal income tax law:

(1) the LinnCo Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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(2) the U.S. federal income tax consequences of the “merger” to “holders” (as such terms are defined in the Registration Statement) are as follows:

•	a holder will not recognize gain or loss as a result of the exchange of such holder’s Company Common Stock for LinnCo Common Shares in the merger, except with respect to cash received in lieu of a fractional LinnCo Common Share;

•	a holder’s aggregate tax basis in LinnCo Common Shares received in the merger, including any fractional share interests deemed received and exchanged for cash, will equal the aggregate tax basis of the Company Common Stock surrendered in the merger;

•	a holder’s holding period of LinnCo Common Shares received in the merger will include the holder’s holding period of the Company Common Stock surrendered in the merger; and

•	a holder who receives cash in lieu of a fractional LinnCo Common Share in the merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis allocable to such fractional share.

Our opinions expressed in item (2) above apply only to “U.S. holders” (as defined in the Registration Statement) that hold their Company Common Stock as a capital asset within the meaning of Section 1221 of the Code and such opinions do not address all aspects of federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including the types of holders specifically identified in the Registration Statement).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the LinnCo Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the LinnCo Merger as described in the Merger Agreement, or to any transaction whatsoever, including

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the LinnCo Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP